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                     June 2, 2020

       Anil Doradla
       Chief Financial Officer
       Grid Dynamics Holdings, Inc.
       5000 Executive Parkway, Suite 520
       San Ramon, CA 94583

                                                        Re: Grid Dynamics
Holdings, Inc.
                                                            Form 10-Q for the
Quarterly Period Ended March 31, 2020
                                                            Filed May 11, 2020
                                                            File No 001-38685

       Dear Mr. Doradla:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology